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                                                                    Exhibit 99.1


      AMREIT PENETRATES DALLAS SHOPPING CENTER MARKET WITH PURCHASE OF $38 MILLION IRREPLACEABLE CORNER PROPERTY AND ANNOUNCES END OF YEAR UPDATE

HOUSTON, December 28, 2004 - AmREIT (AMEX: AMY), a Houston-based real estate investment trust, announced today an end of the year update on the Company's acquisitions and dispositions since its mid-year update in July. AmREIT had previously announced its plan to identify additional real estate markets in Texas and to focus on the acquisition of significant "irreplaceable corners" - premier retail frontage properties in high-traffic, highly populated areas, and its plan to dispose of non-core assets during 2004.

ACQUISITIONS

On December 27, 2004, AmREIT acquired MacArthur Park Shopping Center, a Kroger anchored shopping center consisting of 198,443 square-feet located on approximately 23 acres. The property is located at the northwest intersection of I-635 and MacArthur Boulevard in Dallas Texas, the heart of Las Colinas, an affluent residential and business community that is home to Fortune 500 companies such as ExxonMobil, Citigroup and Sabre. The property was acquired for $38 million, $24.6 million in cash and the assumption of $13.41 million in fixed rate debt with a 6.17% interest rate maturing in December 2008. The weighted average remaining lease term for the project is eight years. The Kroger lease is for 20 years, containing approximately 63,000 square feet, expiring in November 2020. The shopping center is 100 percent occupied. The combined annual net operating income contribution is approximately $2.8 million.

"As we stated in recent announcements, our plan for 2004 was to double AmREIT's portfolio of high-profile retail corners over a 12 to 18 month period and to branch out into new markets within our backyard of Texas. With this acquisition we will meet this goal by year end," said Kerr Taylor, AmREIT's president and chief executive officer. "We also stated that we intend to divest of non-core assets that no longer meet our irreplaceable corner standard and replace them with properties that do, bringing more value to our portfolio. We have already sold several properties this year and have identified and begun disposing of an additional $10-15 million of non-core properties which should take place over the next three to six months. I'm very proud of our outstanding team of professionals and the excellent results they are producing."

"The acquisition of this property is a significant step for AmREIT entering the Dallas marketplace and emphasizes our focus on acquiring irreplaceable corners," said Tenel Tayar, AmREIT's vice president of acquisitions. "With our continued ability to raise capital on a daily basis, our ability to acquire these high caliber locations has strengthened due to our dependability and consistency. By being true to our goal of investing in irreplaceable corners, with this acquisition, we have added approximately $104 million in irreplaceable corners during 2004, exceeding our goal for the year."

DISPOSITIONS

On December 22, 2004, the Company began marketing its Just For Feet project located in Baton Rouge, Louisiana. The Company will record an impairment charge to earnings of approximately $1.3 million in the fourth quarter to reflect the anticipated loss to be incurred upon sale of the property, following the bankruptcy of its sole tenant. After a thorough remarketing of the property during the past 120 days, the Company could not replace the previously existing value and determined to sell the asset and redeploy the remaining value into more productive investments.



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As previously announced, the Company intends to sell an additional $10-15 million of non-core assets and has begun the marketing process on these properties. Based on management's evaluation of these properties, the local markets and the remaining lease term, management does not anticipate any future impairment issues on these properties.

"The disposition of non-core assets is a fundamental strategy that we employ and overall has served us well. Earlier in the year we sold properties both for gains as well as losses, and were able to redeploy the capital into higher quality shopping centers", said Chad Braun, AmREIT's Chief Financial Officer. "Although some of our properties will be sold for less than we originally paid for them, on balance, we believe our disposition strategy will result in net gains on sale, as well as a stronger, healthier portfolio of assets as we redeploy the capital into acquisition properties or developed properties where the increased value is not necessarily presented on our balance sheet."

About AmREIT

AmREIT, a self-managed real estate investment firm, has been acquiring, developing, and managing high quality commercial retail real estate to generate monthly income and growth opportunities for investors for more than 20 years. A steadily growing publicly traded company, AmREIT is known for its ownership of "irreplaceable corners" - premier retail frontage properties in high-traffic, highly populated areas. AmREIT also creates retail limited partnerships, offered to accredited investors through the financial planning community. These retail partnerships create value through actively acquiring and developing high quality free standing and shopping center properties, leased to trusted names such as Starbucks, Walgreen's, and Washington Mutual, to create the potential for increasing income and capital appreciation by selling the properties within a defined time horizon.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management's beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.


This press release does not constitute an offer to sell, or the solicitation of an offer to buy any public or private securities from the Company. The purchase of any securities may only be made pursuant to a prospectus or Private Offering Memorandum. A copy of any available prospectus or Private Offering Memorandum and the related subscription documents are available to qualified potential investors on request.

For more information, contact Debbie Lucas, Vice President of Investor Relations at AmREIT, at (713) 850-1400, or Chad Braun, Chief Financial Officer at AmREIT,
(713) 850-1400. AmREIT is online at www.amreit.com.